Exhibit 99.1

Sphere 3D Provides Business and Financial Update

STAMFORD, Connecticut, February 6, 2026 -- Sphere 3D Corp. ("Sphere 3D" or the "Company") (Nasdaq: ANY), a Bitcoin mining company, today provided an update on its operational focus, creating a foundation for growth and financial progress over the past year, reflecting a continued discipline on cost control and long-term positioning and announced that it will effect a share consolidation (also known as a reverse stock split) of its common shares on a 1-for-10 basis, which was previously approved by shareholders on May 29, 2025.

Despite a volatile macroeconomic and energy environment, the Company continued to operate and optimize its Bitcoin mining activities. Sphere 3D made selective investments in newer-generation mining equipment, prioritizing mining efficiency, and maintained flexibility across hosting and power arrangements to balance economics and sustained growth. In March 2025, Sphere 3D's new 8MW facility in Iowa was fully energized. Sphere 3D replaced older generation miners with approximately 2,300 newer generation S21+, S21 XP and S21 Pro miners. These steps have improved the average fleet efficiency from 27.1 J/th at the end of 2024 to below 19.0 J/th currently.

During 2025, Sphere 3D mined 111.6 Bitcoin. As of December 31, 2025, the Company had a self-mined balance of 37.3 Bitcoin.

"The actions we have taken this past year reflect a consistent focus on discipline, simplification, and long-term positioning as we review strategic alternatives for the Company in 2026," said Kurt Kalbfleish, CEO of Sphere 3D.

Sphere 3D has taken deliberate steps to align its cost structure with its operating footprint. These actions resulted in year-over-year reductions in its fourth quarter general and administrative expenses of 50% when compared to the fourth quarter of 2024.

The Company also took steps to reduce uncertainty and simplify its profile, which allowed management to focus on operational growth and financial discipline. During 2025 Sphere 3D sold its remaining CORZ shares resulting in a cumulative recovery of $9.4 million in excess of its settlement value.  The Company also exited its hosting agreement with Rebel Mining Company LLC through a negotiated termination and settlement, and successfully raised capital by executing a warrant inducement generating $4.1 million in gross proceeds which were redeployed into newer-generation mining equipment.

The Company is effecting a reverse stock split. The reverse stock split will become effective on February 9, 2026. The Company's common shares will continue to be traded on the Nasdaq Capital Market and will begin trading on a post-consolidation basis as of the opening of trading on February 10, 2026, under a new CUSIP number 84841L506 and under the existing trading symbol "ANY". At the effective time of the share consolidation, every ten (10) issued and outstanding common shares of the Company will be automatically combined and converted into one (1) issued and outstanding common share, without any change in the par value per share. Shareholders holding their shares electronically in book-entry form are not required to take any action to receive post-reverse split shares. Shareholders owning shares through a bank, broker, or other nominee will have their positions automatically adjusted to reflect the reverse stock split, subject to brokers' particular processes, and will not be required to take any action in connection with the reverse stock split. For those shareholders holding physical stock certificates, the Company's transfer agent, TSX Trust Company, will send instructions for exchanging those certificates for shares held electronically in book-entry form or for new certificates, in either case representing the post-reverse split number of shares. The reverse stock split will affect all shareholders uniformly and will not alter any shareholder's percentage interest in the Company's equity, except where the share consolidation results in a shareholder owning a fractional share, in which case the number of new common shares issued will be rounded up to the nearest whole share. No fractional shares will be issued.

The reverse stock split will reduce the number of common shares outstanding from 33,925,259 shares, the number of shares outstanding on February 5, 2026, to approximately 3,392,525 shares, subject to adjustment for fractional shares. Proportional adjustments will be made to the number of common shares upon exercise or conversion of the Company's options and warrants, as well as the applicable exercise price, as applicable.

About Sphere 3D

Sphere 3D Corp. (NASDAQ: ANY) is a Bitcoin miner, growing its digital asset mining operation through the capital-efficient procurement of next-generation mining equipment and partnering with data center operators. Sphere 3D is dedicated to increasing shareholder value. For more information about Sphere 3D, please visit Sphere3D.com.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements generally relate to future events, including the timing of the proposed transaction and other information related to the proposed transaction. In some cases, you can identify forward-looking statements because they contain words such as "may," "will," "should," "expects," "plans," "anticipates," "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these words or other similar terms or expressions.  Expectations and beliefs regarding matters discussed herein may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected.  The forward-looking statements contained in this communication are also subject to other risks and uncertainties, including those more fully described in filings with the Securities and Exchange Commission ("SEC"), including Sphere 3D's reports filed on Form 10-K and Form 8-K and in other filings made by Sphere 3D with the SEC from time to time and available at www.sec.gov.  These forward-looking statements are based on current expectations, which are subject to change.

Sphere 3D Contact

Investor.relations@sphere3d.com